Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-145591 and 333-150849 on Form S-8 and in Registration Statement No. 333-161723 on Form S-3 of our report dated March 3, 2010, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 3, 2010